UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

DAEGIS INC.

(Name of Subject Company)

DAEGIS INC.

(Name of Person Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

233720101

(CUSIP Number of Class of Securities)

Timothy P. Bacci

President and Chief Executive Officer

Daegis Inc.

600 E. Las Colinas Blvd., Suite 1500

Irving, Texas 75039

(214) 584-6400

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With a copy to:

Whit Roberts

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

(214) 740-8659

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 3.01, 5.03, 7.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Daegis Inc. on October 14, 2015 (including all exhibits attached thereto) are incorporated herein by reference.